Exhibit 99.1

CB&I Reports Second Quarter 2012 Results

Earnings per Share up 19% over Q2 2011

THE WOODLANDS, Texas--(BUSINESS WIRE)--July 24, 2012--CB&I (NYSE: CBI) today reported net income of $72.3 million, or $0.74 per diluted share, for the second quarter of 2012, compared with $61.9 million, or $0.62 per diluted share, in the second quarter of 2011. Revenue for the quarter was $1.3 billion versus $1.1 billion in the comparable period. New awards totaled $1.8 billion compared with $1.2 billion, increasing the company’s backlog to over $10.0 billion.

During the quarter, the company returned $23.4 million to shareholders, which included $18.6 million of stock repurchases and $4.8 million through quarterly cash dividends. Cash and cash equivalents as of June 30 were $552.8 million.

“I am extremely pleased to report that each of our business sectors, Lummus Technology, Project Engineering and Construction and Steel Plate Structures had a very strong quarter, leading to record levels of backlog and net income for our company,” said Philip K. Asherman, President and CEO. “Our market momentum, operational execution and financial performance have been trending as expected, providing us with greater visibility and confidence into the full year. As a result we are adjusting our 2012 full-year guidance.”

CB&I’s updated guidance for 2012 is:

New Awards:	$5.5 - $7.0 billion
Revenue:	$5.4 - $5.6 billion
Earnings per Share:	$2.85 - $3.05

Earnings Conference Call

CB&I will host a webcast on July 24 at 4:00 p.m. Central time (5:00 p.m. Eastern time) to discuss financial and operating results, and answer questions from investors. The webcast is available at www.CBI.com Investor Relations.

About CB&I

CB&I (NYSE: CBI) engineers and constructs some of the world’s largest energy infrastructure projects. With premier process technology, proven EPC expertise, and unrivaled storage tank experience, CB&I executes projects from concept to completion. Safely. Reliably. Globally. For more information, visit www.CBI.com.

Forward-Looking Statement

This release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might,” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2011, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

CHICAGO BRIDGE & IRON COMPANY N.V. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011

Revenue	$1,299,529	$1,085,705	$2,500,796	$2,039,976

Cost of revenue	1,140,644	945,612	2,188,647	1,763,167

Gross profit	158,885	140,093	312,149	276,809
% of Revenue	12.2%	12.9%	12.5%	13.6%
Selling and administrative expense	52,392	48,475	115,624	106,140
% of Revenue	4.0%	4.5%	4.6%	5.2%
Intangibles amortization	6,037	6,372	12,129	12,664
Other operating expense (income), net	1,327	54	1,262	(844)
Equity earnings	(4,010)	(3,204)	(5,810)	(4,550)

Income from operations	103,139	88,396	188,944	163,399
% of Revenue	7.9%	8.1%	7.6%	8.0%
Interest expense	(2,831)	(3,538)	(4,943)	(6,595)
Interest income	2,288	1,743	4,475	3,115

Income before taxes	102,596	86,601	188,476	159,919

Income tax expense	(29,752)	(24,898)	(54,658)	(46,652)

Net income	72,844	61,703	133,818	113,267

Less: Net (income) loss attributable to noncontrolling interests	(524)	191	(2,011)	(867)

Net income attributable to CB&I	$72,320	$61,894	$131,807	$112,400

Net income attributable to CB&I per share:
Basic	$0.75	$0.63	$1.36	$1.14
Diluted	$0.74	$0.62	$1.34	$1.12

Weighted average shares outstanding:
Basic	96,401	98,449	96,829	98,494
Diluted	97,632	100,163	98,442	100,503

Cash dividends on shares:
Amount	$4,832	$4,930	$9,717	$9,920
Per Share	$0.05	$0.05	$0.10	$0.10

CHICAGO BRIDGE & IRON COMPANY N.V. SEGMENT INFORMATION (in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011

		% of		% of		% of		% of
NEW AWARDS*		Total		Total		Total		Total
Steel Plate Structures	$725,725	40%	$370,541	31%	$1,136,648	32%	$662,085	30%
Project Engineering and Construction	792,543	43%	767,388	63%	1,947,938	55%	1,354,091	61%
Lummus Technology	311,493	17%	77,660	6%	440,536	13%	210,976	9%
Total	$1,829,761		$1,215,589		$3,525,122		$2,227,152

		% of		% of		% of		% of
REVENUE		Total		Total		Total		Total
Steel Plate Structures	$499,530	38%	$456,357	42%	$919,461	37%	$825,065	41%
Project Engineering and Construction	711,349	55%	541,647	50%	1,392,632	56%	1,006,217	49%
Lummus Technology	88,650	7%	87,701	8%	188,703	7%	208,694	10%
Total	$1,299,529		$1,085,705		$2,500,796		$2,039,976

		% of		% of		% of		% of
INCOME FROM OPERATIONS		Revenue		Revenue		Revenue		Revenue
Steel Plate Structures	$48,421	9.7%	$47,489	10.4%	$86,717	9.4%	$84,413	10.2%
Project Engineering and Construction	32,620	4.6%	24,476	4.5%	57,530	4.1%	39,491	3.9%
Lummus Technology	22,098	24.9%	16,431	18.7%	44,697	23.7%	39,495	18.9%
Total	$103,139	7.9%	$88,396	8.1%	$188,944	7.6%	$163,399	8.0%

* New awards represents the value of new project commitments received by the Company during a given period.

CHICAGO BRIDGE & IRON COMPANY N.V. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets	$1,649,855	$1,661,321
Equity investments	85,515	95,687
Property and equipment, net	274,120	262,003
Goodwill and other intangibles, net	1,093,572	1,114,512
Other non-current assets	145,285	158,460

Total assets	$3,248,347	$3,291,983

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturity of long-term debt	$40,000	$40,000
Other current liabilities	1,630,128	1,703,424
Other non-current liabilities	333,828	352,129

Shareholders' equity	1,244,391	1,196,430

Total liabilities and shareholders' equity	$3,248,347	$3,291,983

CHICAGO BRIDGE & IRON COMPANY N.V. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA (in thousands)

	Six Months
	Ended June 30,
	2012	2011
CASH FLOWS

Cash flows from operating activities	$28,794	$(34,443)
Cash flows from investing activities	(33,050)	(13,262)
Cash flows from financing activities	(111,813)	(83,737)
Effect of exchange rate changes on cash and cash equivalents	(2,914)	25,582

Decrease in cash and cash equivalents	(118,983)	(105,860)
Cash and cash equivalents, beginning of the year	671,811	481,738
Cash and cash equivalents, end of the period	$552,828	$375,878

OTHER FINANCIAL DATA

Increase in receivables, net	$(127,796)	$(216,547)
Change in contracts in progress, net	(66,746)	(19,596)
Increase in accounts payable	33,159	87,101
Change in contract capital	$(161,383)	$(149,042)

Depreciation and amortization	$33,403	$34,545
Capital expenditures	$34,187	$15,763

Backlog *	$10,014,147	$7,257,390

* Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation.
Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Media: www.CBI.com
Investors: Christi Thoms, +1 832 513 1200